Exhibit 99.2

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Completes Registered Direct Offering

SEATTLE, Dec. 22, 2004 —Cell Therapeutics, Inc. (NASDAQ and Nuovo Mercato: CTIC) today announced that it has completed the previously announced sale of approximately 2,586,000 shares of its common stock to several institutional investors at a negotiated price per share of $7.10.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

###

For further information please contact:

Investors

Cell Therapeutics, Inc.	Cell Therapeutics, Inc. (Europe)
Leah Grant	Cesare Parachini
T: 206.282.7100 F: 206.272.4434	T: 39 026 103 5807 F: 39 026 103 5601
E: invest@ctiseattle.com	E: cesare.parachini@ctimilano.com
www.cticseattle.com/investors.htm

www.cticseattle.com